COPY

Original in CASPER in Controller's files.

AMENDMENT AGREEMENT #1

THIS AMENDMENT AGREEMENT is made as of the 1st day of January, 2008

BETWEEN: **Uranerz Energy Corporation (formerly Carleton Ventures Corp.)**, a company having an office at Suite 1410, 800 West Pender Street, Vancouver, B.C., V6C 2V6

(herein called the "Company")

OF THE FIRST PART

AND: **GEORGE J. HARTMAN,** of 1220 Elkhorn Valley Drive, Casper, Wyoming 82609

(herein called the "Consultant")

OF THE SECOND PART

WHEREAS:

A. The parties entered into a Consulting Agreement dated the 6th day of May, 2005 (the "Agreement") whereby the Consultant will perform consulting services to the Company as defined in the Agreement; and

B. The parties now wish to amend the Agreement;

NOW THEREFORE THIS AMENDMENT AGREEMENT WITNESSES that the Agreement is amended as follows:

1. By the deletion of Paragraph 5 of the Agreement in its entirety and the substitution therefore of the following:

   The Company shall pay the Consultant fees for services rendered, as determined and invoiced monthly, based on a rate of $1,000 per day.

   The Company shall reimburse the Consultant for all reasonable business, travel and entertainment expenses incurred in the course of the Consultant's engagement and for which appropriate statements and vouchers are submitted to the Company. The Company shall provide indemnity against Company-related legal action, to

the extent permissible under the Nevada Revised Statutes, the articles and bylaws of the Company and applicable law, and to include the Consultant in any company or directors insurance policy.

The Company may, in its complete discretion, from time to time, grant stock options to the Consultant in accordance with its stock option plans. Except as expressly set forth herein, all stock options granted to the Consultant by the Company will in all respects be governed by the terms of the stock option plan pursuant to which they have been granted and not in any respect by the terms of this Consulting Agreement.

In the event of a "change of control" of Uranerz, the Consultant may elect to terminate his relationship within six (6) months from the date of the change of control, and in such an event is entitled to receive an amount equal to five (5) times his base compensation. (A) For the purpose of the Consultant agreement, "change of control" means the sale of more than 35% of the business, whether the sale occurs by acquisition of stock or by asset purchases, provided that a change of control will not be triggered where the sale of stock or assets takes place within the current organizational structure or current ownership group, affiliated companies, or principals for the purpose of internal reorganization.

2. The parties hereby ratify and confirm the Agreement in all other respects.

(A) DEFINED AS THE PREVIOUS ANNUAL COMPENSATION

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 1st day of January, 2008.

Uranerz Energy Corporation

Per: ______________________

Glenn Catchpole, President
Authorized Signatory

George J. Hartman

____

CARLETON VENTURES CORP.
Suite 306 – 1140 Homer Street
Vancouver, B.C.
V6B 2X6

Tel: 604.689.1659
Fax: 604.689.1722

May 6, 2005

George J. Hartman
1220 Elkhorn Valley Drive
Casper, Wyoming 82609

Re: Carleton Ventures Corp. Officer and Board Member

Dear George:

Carleton Ventures Corp. is a new uranium exploration and mining company with a focus on acquiring quality solution mineable uranium polities with the goal of putting those properties into production. Carleton is building a strong team of directors as well as a management team to create the Company's success in the exploration for, development of, and if warranted, production of uranium. Our team will include experienced professionals that can acquire and develop premium properties, and produce them at low cost.

Carleton Ventures Corp. is a United States company incorporated in the State of Nevada, and is a fully-reporting public company with its shares quoted on the NASD OTC Bulletin Board under the control symbol "CVTU."

We are pleased to invite you to join the Company as a Director and an Officer with the position of Senior Vice President, Mining. As part of your employment, the Company would offer you a share position of 200,000 shares, to be purchased at $0.01. These shares will be "earned" or "vested" over a two-year period, the first release being one-quarter of the shares after the first six months and then one-quarter every six months thereafter. These shares will be issued by the Company in your name and held by the Company in escrow until released every six months. Until they are vested, the company would have the right to re-purchase those shares. You are advised to check with your tax advisor to be sure that this does not create a taxable event at the time the Company sells the shares to you at $0.01.

The company also proposes to have an option plan for its Directors and Officers, the details of which have not been finalized. It is anticipated that all Directors and Officers will participate in the stock option plan.

In addition to the aforementioned stock offering and option plan, Carleton Ventures Corp. proposes to compensate you for time worked at the base rate of $1,000 per day payable in stock equated to the market value of the stock. The stock in lieu of salary will be awarded on a calendar quarter basis and based on the Company share value on the last working day of the quarter. For example, if during the quarter you worked 20 days and the share value on the last working day of the quarter was $1.00 per share you would receive 20,000 shares. Your travel and other out-of-pocket expenses will be paid for by the Company. No other company benefits are provided.

The Board of Directors and management team at Carleton Ventures Corp. are excited about the direction of this Company and inviting your participation. This is a letter of invitation only and is not a binding employment contract. The issuance of any options or shares is subject to an employment contract and the filing of an S-8 registration document with the Securities Exchange Commission.

We look forward to you joining the Carleton Ventures Corp. team.

Sincerely,

CARLETON VENTURES CORP.

Glenn Catchpole
President and CEO